UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Materials Pursuant to Section 240.14a-12

PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as Specified in its Charter)

HERBERT KURZ
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Herbert Kurz
511 Gair Street
Piermont, New York 10968

December 17, 2009

Dear Fellow Shareholder:

As you know from my earlier communications, I have become increasingly frustrated with Presidential Life’s operating results and shareholder returns, and I believe that the only way to reverse this decline is to remove the current Board of Directors (other than me) and replace them with the outstanding slate of nominees I have proposed. My nominees, if elected, intend to dismiss CEO Donald Barnes and, as soon as possible, recruit a new, highly qualified CEO to work with the newly-constituted Board to restore our Company’s core values—simple products, stringent cost controls and prudent investments. This is a straight-forward business model that served Presidential Life so well over our 44-year history, in both good and bad economic times.

You, as a Presidential Life shareholder, now have a unique opportunity that may not come again for many, many years—an opportunity to dramatically change the future direction of our Company. You can join me in this effort by signing, dating and returning the enclosed WHITE consent card. A postage-paid return envelope is enclosed for your convenience. If you have any questions or need any assistance in voting your shares, you may call the firm assisting me in this consent solicitation, Morrow & Co., LLC, toll-free at 800-662-5200.

Whether you agree or disagree with my call for change, my consent solicitation gives shareholders a true choice between what I see as the failures of the current Board and CEO, and a new Board that will be committed to restoring the core values of our Company and increasing the value of our shares. I think you will agree with me that “choice” is a good thing.

For this reason I believe that you will share my outrage that the current Board has chosen to respond to my consent solicitation by launching what I see as a stream of vicious attacks on my family’s charitable foundation. For the record, the Foundation and its advisors voluntarily approached the IRS many months ago—well before I launched my consent solicitation—in a constructive effort to resolve the Foundation’s pending issues. The Foundation expects to have a resolution soon.

THE CURRENT BOARD’S “INVESTIGATION” OF MY CHARITABLE FOUNDATION
IS A DIVERSIONARY TACTIC

The Foundation is by far the largest shareholder of the Company, currently holding about 20.8% of the outstanding shares. The Foundation’s activities have nothing at all to do with the Company’s future or the value of your investment in the Company’s shares. The Board’s attacks on the Foundation are a diversionary tactic, designed to distract you from the real issue we face as shareholders—the current leadership’s stewardship of our Company.

THE CURRENT BOARD IS SPENDING MILLIONS OF OUR COMPANY’S DOLLARS
TO ENTRENCH ITSELF IN POWER

An even greater outrage to me is the vast amount of Presidential Life’s funds the Board is willing to spend in their effort to maintain themselves in office. They have engaged a proxy advisor for a quarter of a million dollars, a public relations firm whose main function appears to be to write press releases attacking my family’s charitable foundation and four separate law firms, at least two of which appear to have no role other than to investigate my family’s charitable foundation. I am certain that you, like me, are thoroughly annoyed that the Board is spending large amounts of corporate funds to investigate and attack the Company’s largest stockholder.

In its consent revocation statement, the Board says that as of December 7, 2009 it already had spent $1,000,000 in its solicitation, and expected to spend an additional $250,000. Frankly, I believe that with so many law firms and other advisors on the payroll, they are significantly underestimating the total cost to Presidential Life. In this capital-scarce and difficult environment, it is telling that they would squander this much of our Company’s resources to engage in what I believe has become an old-fashioned “scorched earth” defense. I believe it demonstrates their lack of regard for shareholder interests.

MY DIRECTOR NOMINEES ARE COMMITTED TO
RESTORING SHAREHOLDER VALUE

I care very deeply about Presidential Life and, as I said in my earlier letter, this Company has been both my career and my passion. I have a major financial stake in the Company’s current and future success. Therefore, I am very excited about the outstanding people who have joined me in my effort to chart a new course for the Company—a course that I believe will put our Company on the path to prosperity. My slate of director candidates, who collectively have far more insurance industry and related experience than the current Board, include:

•	Bill Flynn, who served as CEO of Mutual of America and Chairman of the Board of the Life Insurance Council of New York

•	Jack Mannion, who served as CEO of Unity Mutual Insurance Co.

•	Don Shaffer was President of a full-service insurance agency for more than 30 years

•	Jerry Warshaw, a former Chief Operating Officer of the Company

•	Dan Theriault, a well-known and respected insurance industry analyst

•	Donna Brazile and Doug Sosnik, well-known and highly regarded consultants in the government/political world and former directors of the Company’s Insurance subsidiary

•	Cliff Wood, the President of Rockland Community College

If elected, the new Board will take a fresh look at everything, but our immediate action plan is to replace Mr. Barnes and move quickly to hire a new, permanent CEO. I am prepared to step in as interim CEO, but will only serve until a permanent CEO is hired. While I can’t be certain as to timing, I believe it should take only a few months until a permanent CEO is in place and I cease to serve in an interim capacity.

We also intend to move quickly to return the Company’s focus to its core values—simple products, stringent cost controls and prudent investments.

I ask that you support my highly qualified slate of Board nominees. Please sign, date and return the WHITE consent card today. I urge you not to sign or return any gold consent revocation card you receive from the Company or its directors.

Sincerely,

Herb Kurz

If you have any questions or require any assistance in voting your Shares, please contact Morrow & Co., LLC, the firm assisting me in my solicitation of consents.

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Stockholders Call Toll Free: 800-662-5200
Banks and Brokers Call Collect: 203-658-9400

Supplemental Information

As stated in Mr. Kurz’s consent solicitation statement under the caption “BACKGROUND FOR THE CONSENT SOLICITATION,” on December 3, 2009, the Kurz Family Foundation, Ltd. (the “Foundation”) received a subpoena from the State of New York Insurance Department requesting information relating to, among other things, certain payments made by the Foundation. On December 9, 2009, subsequent to the distribution of Mr. Kurz’s consent solicitation statement, Mr. Kurz received a subpoena from the State of New York Insurance Department requesting information relating to, among other things, certain payments made by the Foundation.